Exhibit 99.1
Maurice Taylor Appointed to NerdWallet's Board of Directors

SAN FRANCISCO, September 28, 2022 -- NerdWallet, Inc. (Nasdaq: NRDS), a platform that provides financial guidance to consumers and small- and mid-sized businesses (SMBs), today announced the appointment of Maurice Taylor, Portfolio Manager at Alyeska Investment Group, to its Board of Directors, effective October 1, 2022. Maurice will also serve as a member of the Audit Committee of the Board of Directors.

Maurice has extensive experience working in public equity investing and capital markets across a wide range of sectors including technology, software, consumer and healthcare. His background enables him to bring a diverse and valuable perspective in advising companies to help them achieve operational excellence and growth. Prior to joining Alyeska in 2015, Maurice served as an Equity Research Analyst at Millennium Management as well as an Investment Banking Associate at J.P. Morgan. He holds a B.A. with High Distinction in Economics from the University of Michigan-Dearborn, a J.D. from Harvard Law School, and an M.B.A from Harvard Business School. Passionate about giving back, Maurice is an active member of his community, mentoring, volunteering and donating to nonprofits that help underserved communities in Chicago. He currently sits on the Advisory Committee for Invest for Kids and is a member of the College and Career Persistence Committee for the Chicago Jesuit Academy, providing strategic guidance and shaping the high school transition and employment programs.

“I approached Maurice because I was truly impressed by his breadth of knowledge ranging across different industries and his experience working with executives in a public market context,” said Tim Chen, co-founder and CEO of NerdWallet. “He brings relevant expertise along with a fresh perspective, and I look forward to his contributions to the Board.”

“NerdWallet is relentlessly committed to providing financial clarity and has taken a step toward helping consumers get access to equitable financial products,” said Maurice Taylor. “I am excited to join a mission-driven company that not only aligns with my values, but also where I can provide strategic counsel based on my experience to support their leaders and help the company advance toward their vision.”

About NerdWallet

NerdWallet (Nasdaq: NRDS) is on a mission to provide clarity for all of life's financial decisions. As a personal finance website and app, NerdWallet provides consumers with trustworthy and knowledgeable financial information so they can make smart money moves. From finding the best credit card to buying a house, NerdWallet is there to help consumers make financial decisions with confidence. Consumers have free access to our expert content and comparison shopping marketplaces, plus a data-driven app, which helps them stay on top of their finances and save time and money, giving them the freedom to do more. NerdWallet is available for consumers in the U.S., UK and Canada.

“NerdWallet” is a trademark of NerdWallet, Inc. All rights reserved. Other names and trademarks used herein may be trademarks of their respective owners.

Contacts

Investor Relations
Caitlin MacNamee
ir@nerdwallet.com

Media Relations
Maitri Jani
press@nerdwallet.com